Lucas Energy Inc. - S-3/A

EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 of Lucas Energy, Inc. of our report dated July 14, 2015, relating to the financial statements of Lucas Energy, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Lucas Energy, Inc.’s ability to continue as a going concern), appearing in the Annual Report on Form 10-K of Lucas Energy, Inc. for the year ended March 31, 2016.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is a part of this Registration Statement.

/s/ Hein & Associates LLP

Hein & Associates LLP

Houston, Texas
November 3 , 2016